                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, DC 20549

                                   FORM 8-K

                                CURRENT REPORT
                  PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

             DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                    OCTOBER 22, 1999 (OCTOBER 22, 1999)

                      AEGIS COMMUNICATIONS GROUP, INC.
                      --------------------------------
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                0-14315               75-2050538
          --------                -------               ----------

       (STATE OR OTHER       (COMMISSION FILE          (IRS EMPLOYER
        JURISDICTION OF           NUMBER)           IDENTIFICATION NO.)
        INCORPORATION)

           7880 BENT BRANCH DRIVE, SUITE 150, IRVING, TEXAS 75063
            (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

            REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                               (972) 830-1800

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ITEM 5.   OTHER EVENTS.

        On October 22, 1999, Aegis Communications Group, Inc., a Delaware corporation (the "Company"), issued a press release announcing that it had amended its previous agreement with Questor Partners Fund II, L.P. ("Questor"), which was announced August 26, 1999, under which Questor and related funds have agreed to purchase $46.75 million of newly issued senior voting convertible preferred stock of the Company. Since the August 26, 1999 announcement, Aegis' financial results have been lower than anticipated. As a result, Questor and Aegis have agreed to set the low end of the conversion price range at $1.00 versus the $1.35 provided for earlier. In addition, Questor's commitment is contingent on Aegis' achievement of projected financial performance for the quarter ended September 30, 1999. The parties also agreed to extend the termination date of the agreement from December 31, 1999 to January 31, 2000, although both continue to expect the transaction to be completed in the fourth quarter of 1999. All other material terms and conditions of the definitive agreement remain unchanged. Aegis anticipates that proceeds from Questor's investment will be used to reduce debt and provide access to additional working capital through its line of credit. The proposed transaction is subject to shareholder, bank and regulatory approvals, the amendment of the Company's charter in certain respects to facilitate Questor's investment, and other customary terms and conditions. The Press Release announcing the agreement is filed herewith as Exhibit 99.1.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

        (c) EXHIBITS

       99.1 Press Release dated October 22, 1999, relating to an amendment to the proposed sale of preferred stock to Questor

                                       2

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                                  SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to b e signed on its behalf by the undersigned thereunto duly authorized.

        Dated:  October 22, 1999       AEGIS COMMUNICATIONS
                                       GROUP, INC.


                                       By: /s/ Matthew S. Waller
                                           ------------------------------------
                                               Matthew S. Waller
                                               EXECUTIVE VICE PRESIDENT
                                               AND CHIEF FINANCIAL OFFICER

                                       3

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                               INDEX TO EXHIBITS

        Exhibit
        Number                         Description
        -------                        -----------
         99.1      Press Release dated October 22, 1999 relating to an
                   amendment to the proposed sale of preferred stock to Questor